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Rohm and Haas Reaches Accord to be Acquired by The Dow Chemical Company

PHILADELPHIA--(BUSINESS WIRE)--Rohm and Haas Company (NYSE:ROH) announced today it has entered into an agreement with The Dow Chemical Company (NYSE:DOW), under which Dow will acquire all of the outstanding shares of Rohm and Haas common stock for $78.00 per share in cash. The agreement provides that Rohm and Haas Company will retain its Philadelphia Headquarters location, and continue to do business under the Rohm and Haas name. Additionally, Dow will contribute a number of specialty chemicals business segments to the Rohm and Haas portfolio which have greater synergy with the Philadelphia Company’s established strengths.

Commenting on the announcement, Raj L. Gupta, Rohm and Haas Chairman and Chief Executive Officer, remarked: “I have relentlessly talked to our employees, customers and stockholders about the imperative to seek opportunities for transformative change. In its 100-year history, Rohm and Haas has constantly reinvented itself, and this agreement offers outstanding potential to do the same yet again.”

Gupta said: “When the transaction is completed, Rohm and Haas will:

●	Have a broader and more global leadership position in a range of specialty chemicals and materials business segments;

●	Have full integration opportunity through the chemical value chain which will allow for reliable and cost competitive raw materials;

●	Be a critical component of the new Dow, the world’s preeminent chemical company, which has a stated vision to expand its Performance businesses;

●	Retain the culture, practices, and stewardship of stakeholder interests that have long been a hallmark of the Company’s reputation, and

●	Be allied with a vigorous and forward looking US-based enterprise, committed to investing in research for new technology solutions to many of the most pressing societal needs.”

Andrew N. Liveris, Chairman and Chief Executive Officer of Dow, said: “Rohm and Haas will bring to Dow its recognized world-class core strengths in Coatings and Electronic Materials, and a strong market-facing culture. This acquisition is the definitive step in our company’s strategy to shape The Dow of Tomorrow.” Dow will contribute complementary businesses to Rohm and Haas Company in areas such as coatings, biocides, and personal care products. As a result, annual revenue of Rohm and Haas will be approximately $13 billion.

The transaction has been unanimously approved by the Boards of Directors of both companies, and remains subject to approval by the Shareholders of Rohm and Haas, as well as customary conditions and approval of appropriate regulatory authorities.

The Haas family trusts, which collectively control approximately 33% of Rohm and Haas outstanding stock, are fully supportive of the Agreement reached between Dow and Rohm and Haas. On behalf of the entire Haas family, Mr. John C. Haas, 90, expressed unwavering fidelity to Rohm and Haas and its leadership, employees and future. “I learned many years ago that there is no substitute for surrounding yourself with wise and honest colleagues, and then trusting their wisdom and judgment. We are particularly proud the company name and Philadelphia location were deemed essential to the merits of this transaction. The value and opportunities this transaction will create for all the Company’s constituencies are a tribute to a great company, with dedicated employees and sound leadership over many years.”

In connection with the proposed merger, Rohm and Haas will file a proxy statement with the Securities and Exchange Commission (the “SEC”). Investors and security holders are advised to read the proxy statement when it becomes available because it will contain important information about the merger and the parties to the merger. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Rohm and Haas at the SEC website at http://www.sec.gov . The proxy statement and other documents also may be obtained for free from Rohm and Haas by directing such request to Rohm and Haas, Investor Relations, telephone (215) 592-3312.

Rohm and Haas and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Rohm and Haas’ participants in the solicitation, which may, in some cases, be different than those of Rohm and Haas' stockholders generally, is set forth in Rohm and Haas proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and will be set forth in the proxy statement relating to the merger when it becomes available.

This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings forecasts, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company's SEC 10-K filing of February 21, 2008.

About Rohm and Haas Company

Leading the way since 1909, Rohm and Haas is a global pioneer in the creation and development of innovative technologies and solutions for the specialty materials industry. The company's technologies are found in a wide range of industries including: Building and Construction, Electronics and Electronic Devices, Household Goods and Personal Care, Packaging and Paper, Transportation, Pharmaceutical and Medical, Water, Food and Food Related, and Industrial Process. Innovative Rohm and Haas technologies and solutions help to improve life every day, around the world. Based in Philadelphia, PA, the company generated annual sales of approximately $8.9 billion in 2007. Visit www.rohmhaas.com for more information. Imagine the possibilities.

Contacts

Rohm and Haas Company
Investor Relations:
Andrew Sandifer
Director, Investor Relations
+1-215-592-3312
asandifer@rohmhaas.com
or
Media Relations:
Emily Riley
Corporate Communications
+1-215-592-3644
eriley@rohmhaas.com